Exhibit 99.4

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                               Ford Motor Company

                          THIRD QUARTER 2001 DATA SHEET
                          -----------------------------

                             2001 Compared with 2000



                                                                                                                 2000
                                                                       2nd Qtr           3rd Qtr       ---------------------------
                                                                        2001              2001            3rd Qtr      Full Year
                                                                    ------------                       ------------  -------------
Market Share Data (%)
   U.S.
   ---
      Car                                                             18.4%             17.1%            18.0%         19.1%
      Truck                                                           28.1%             27.1%            27.8%         28.2%
         Total                                                        23.2%             22.2%            22.8%         23.7%

   Europe
   ------
      Car                                                             10.9%             11.3%            11.0%         10.3%
      Truck                                                            8.5%              9.1%             8.8%          7.8%
        Total                                                         10.6%             11.0%            10.7%          9.9%

U.S. Total Marketing Costs (Ford/LM)
 -- Variable and Fixed
 (% of Gross Revenue)                                                 14.1%             16.0%            11.1%         11.1%

U.S. Sales Mix (Ford/LM)
   Fleet Sales (% of Total)                                           30%               18%              21%           26%
   Red Carpet Lease (% of Total)                                      17%               18%              21%           18%
   Red Carpet Lease (% of Retail)                                     24%               22%              26%           25%

U.S. Inventory (Days' Supply)
   Car                                                                53                53               54            81
   Truck                                                              66                66               64            92
     Average                                                          61                61               61            88

Avg. Portfolio Borrowing Rate
   Ford Credit (%)                                                     6.2%              5.9%             6.5%           6.4%

Worldwide Taxes
   Effective Tax Rate                                                 32.5%             32.5%            31.1%         32.5%

Common and Class B
 Shares Outstanding (Mils.)
   Average - actual                                                   1,819             1,812            1,649         1,483
   Average - assuming full dilution                                   1,848             1,833            1,678a/       1,504a/
   Period ended - actual                                              1,812             1,811            1,896         1,854

Common Stock price (per share)
(adjusted to reflect Visteon spin-off)
   High                                                              $30.71            $25.76           $26.63        $30.13
   Low                                                                24.00             15.34            24.19         21.63



a/ If the Value Enhancement plan was treated as a stock split followed by a share repurchase, the shares would have been 2,136 for 2nd quarter 2000 and 2,041 for full year 2000.


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